Exhibit 5.1

WILSON SONSINI GOODRICH & ROSATI,
PROFESSIONAL CORPORATION

January 29, 2014

Marketo, Inc.
901 Mariners Island Blvd., Suite 200
San Mateo, California 94404

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Marketo, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,354,997 shares of your common stock, par value $0.0001 per share (the “Shares”), 1,962,498 of which are reserved for issuance pursuant to the 2013 Equity Incentive Plan (the “2013 Plan”) and 392,499 are reserved for issuance under the 2013 Employee Stock Purchase Plan (the “ESPP,” and together with the 2013 Plan, the “Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.